MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the “Agreement”) is entered into by and between the Asia Global Holdings Corp., a Nevada corporation (the “Company”) and Shawn Mak Wai Keung, a natural person (“Supervisor”), this 19th day of October, 2006, the date the Services (as defined herein) were first provided to the Company by Supervisor.

WHEREAS, the Company wishes to retain Supervisor to provide the Services in exchange for which the Company agrees to issue Supervisor Seven Hundred Fifty Thousand (750,000) S-8 shares of its common stock over the term of this Agreement; and

WHEREAS, the Company acknowledges that Supervisor’s services are of a special, unique, unusual and extraordinary character and which are of particular benefit and importance to the Company; and

WHEREAS, this Agreement is made to set out the compensation, conditions and guidelines that will govern the relationship between the parties.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is expressly acknowledged by the parties hereto, the parties agree as follows:

1.	The Services.

For the term of this Agreement Supervisor will use his best efforts to supervise the daily operations and provide advice to the Company with respect to the activities of the Company’s subsidiary, SINO Trade Intelligent Development Corporation, Ltd., and provide other services as legally and reasonably directed by the Company’s Board of Directors. Such efforts by Supervisor shall hereinafter be referred to as the “Services”. It is mutually understood and agreed that any fees for the Services provided by Supervisor which result in some benefit for the Company in connection with a capital raising transaction shall be negotiated separately from this Agreement.

2.	Term of Agreement.

Unless otherwise terminated as provided hereunder, the mutual term of this Agreement shall be one (1) year beginning the date the Services were first performed, which was on or about October 19, 2006 through October 18, 2007.

3.	Costs and Expenses.

The Company understands that, in the course of Supervisor’s efforts, it may be necessary for Supervisor to incur certain costs or expenses. The Company will reimburse Supervisor for the costs or expenses by Supervisor in providing the Services to the Company, provided such expenses are approved by the Company in writing in advance.

4.	Payment for Services.

In consideration for the Services, the Company agrees to pay Supervisor a fee for Services to be provided during the term of this Agreement by Manager by way of the issuance to Supervisor of Seven Hundred Fifty Thousand (750,000) shares of the Company’s common stock (the “Fee Shares”), herein the Fee Shares referred to herein as the “Management Fee”.

5.	Termination.

Following the first anniversary of the Effective Date hereof, either party may terminate this agreement upon thirty (30) days notice by registered or certified mail, return receipt requested, addressed to the other party. The thirty (30) day notice shall be measured from the date the notice is mailed. If neither party elects to terminate the agreement pursuant to such written notice then the agreement shall automatically renew pursuant to the same terms and conditions for an additional twelve month time period.

6.	Assignment.

Notwithstanding anything contained herein to the contrary, the rights to the Supervisory Fee and the obligation to provide the Services set forth in this Agreement, may be assigned or transferred by Supervisor to an Affiliate; otherwise, this Agreement and the rights and obligations hereunder shall not be assigned. For the purpose of this Agreement the term “affiliate” shall be defined as a person or enterprise that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control by Supervisor.

7.	Counterparts; Facsimile.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of the original or any counterpart hereof and such executed the original or any counterpart hereof may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this instrument as well as any facsimile, telecopy or other reproduction hereof.

8.	Further Documentation.

Each party hereto agrees to execute such additional instruments and take such action as may be reasonably requested by the other party to effect the transaction, or otherwise to carry out the intent and purposes of this Agreement.

9.	Notices.

All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:

To Supervisor:                                      Shawn Mak Wai Keung
c/o Asia Global Holdings Corp.
1601-1604 CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong
Telephone: (852) 2180-8666
Facsimile: (852) 2180-8622

To the Company:                                  Asia Global Holdings Corp.
1601-1604 CRE Centre
                                                                 889 Cheung Sha Wan Road
                                                                 Kowloon, Hong Kong
Telephone: (852) 2180-8666
Facsimile:  (852) 2180-8622

With Copy to:                                      Michael Mak
1601-3 CRE Centre
889 Cheung Sha Wna Road
Kowloon
Hong Kong
Telephone: (852) 2180-8666
Telephone: (852) 2180-8622

10.	Governing Law.

This Agreement was negotiated and shall be governed by the laws of the United States, State of California, County of Los Angeles, notwithstanding any conflict-of-law provision to the contrary.

11.	Entire Agreement.

This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

12.	Severability.

If a court of competent jurisdiction determined that any clause or provision of this Agreement is invalid, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provision which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

13.	Amendment or Waiver.

Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to a closing of the Initial Acquisition, this Agreement may be amended by a writing signed by all parties hereto.

14.	Headings.

The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the effective date first written above.

The “Company”
Asia Global Holdings Corp.

By: /s/ Michael Mak
Name: Michael Mak
Title: CEO

“Supervisor”

/s/ Shawn Wei Mak
Shawn Wei Mak
      A natural person